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                                                                      Exhibit 11

                                    AGREEMENT

                  Reference is made to the Warrant Agreement, dated as of
October 25, 2000 (the "Warrant Agreement"), among Cais Internet, Inc. (the "Company"), CII Ventures II LLC ("CII"), Ulysses G. Auger II and R. Theodore Ammon. In connection with the issuance of warrants to purchase common stock, par value $.01 per share, of the Company pursuant to the Warrant Agreement, the Company hereby agrees to take all action necessary to the extent permitted by law (including obtaining the agreement of the holder of the Series C Convertible Preferred Stock that the action described in clause (i) will not constitute a "Mandatory Redemption Event" under the terms of the Series C Convertible Preferred Stock) to: (i) increase the size of the Board of Directors ("Board")
of the Company to nine (9) directors and to elect one designee of CII to the Board and (ii) cooperate with CII and CII Ventures LLC to enter into any amendments to the Stockholders Agreement, dated as of February 9, 2000, among the Company, CII Ventures LLC and certain other stockholders of the Company and the Voting Agreement, dated as of December 20, 1999, among the Company, CII Ventures LLC and certain stockholders of the Company necessary to provide the benefit of the provisions of such agreements to CII with respect to the designee of CII, including using its best efforts to cause each of the stockholders party thereto to execute any such amendments.
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                                                                               2

                  IN WITNESS WHEREOF, the undersigned has executed this Agreement as of October 25, 2000.


                                                CAIS INTERNET, INC.


                                                By: /s/ William M. Caldwell IV
                                                    ----------------------------
                                                    Name: William M. Caldwell IV
                                                    Title:   President